                                                                      EXHIBIT 11

                      IMNET SYSTEMS, INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

     The following computations set forth the calculations of primary and fully diluted earnings per share for the twelve months ended June 30, 1997, 1996, and 1995.

                                                                          YEAR ENDED JUNE 30,
                                          -----------------------------------------------------------------------------------
                                                   1997                        1996                          1995
                                          -----------------------   ---------------------------   ---------------------------
                                                         FULLY                        FULLY                         FULLY
                                           PRIMARY      DILUTED       PRIMARY        DILUTED        PRIMARY        DILUTED
                                           EARNINGS     EARNINGS      EARNINGS       EARNINGS       EARNINGS       EARNINGS
                                          PER SHARE    PER SHARE     PER SHARE      PER SHARE      PER SHARE      PER SHARE
                                          ----------   ----------   ------------   ------------   ------------   ------------
Net income (loss).......................  $6,982,406   $6,982,406   $ (6,027,165)  $ (6,027,165)  $ (4,079,598)  $ (4,079,598)
                                          ==========   ==========   ============   ============   ============   ============
Weighted average outstanding common
  shares................................   9,614,708    9,614,708      8,779,356      8,779,356      2,881,704      2,881,704
Increase due to assumed issuance of
  shares related to outstanding stock
  options using the treasury stock
  method................................     452,651      685,944             --             --        113,156        113,156
Increase due to assumed exercise of
  stock warrants using the treasury
  stock method..........................          --           --             --             --         18,334         18,334
Increase due to assumed conversion to
  common stock of convertible preferred
  shares and accrued dividends..........          --           --             --             --      2,317,127      2,317,127
                                          ----------   ----------   ------------   ------------   ------------   ------------
Adjusted weighted average outstanding
  common shares and common share
  equivalents...........................  10,067,359   10,300,652      8,779,356      8,779,356      5,330,321      5,330,321
                                          ==========   ==========   ============   ============   ============   ============
Net income (loss) per common share and
  common share equivalent...............  $     0.69   $     0.68   $      (0.69)  $      (0.69)  $      (0.77)  $      (0.77)
                                          ==========   ==========   ============   ============   ============   ============

---------------

Note: Net income (loss) per common share and common share equivalent has been computed based upon the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents recognize the dilutive effects of the conversion of preferred stock and accrued dividends to common stock prior to their conversion and of outstanding options and warrants to acquire common stock. The Company has used the initial public offering price of $12.00 per common share for the year ended June 30, 1995, since it was prior to the completion of the initial public offering for purposes of computing the potential dilutive effects of common share equivalents. Pursuant to the rules of the Securities and Exchange Commission, common and common equivalent shares issued in the 12 months prior to the Company's initial public offering on July 20, 1995 have been included in the computation of common and common equivalent shares as if they were outstanding for all periods prior to the Company's initial public offering, including loss years where the impact of the incremental shares is antidilutive. All other common stock equivalents including the effect of outstanding options after the Company's initial public offering have been included in the computations, except where the impact on the Company's net income (loss) per share is antidilutive.